Exhibit 99.1

News Release

Allin Corporation 381 Mansfield Avenue Suite 400 Pittsburgh, Pennsylvania 15220-2751	Telephone: (412) 928-2022 Telefax: (412) 928-0225

Allin Corporation Announces Year-End Results

Wednesday, March 1, 2006

For Release at 4:30 PM EST

Pittsburgh, PA: Allin Corporation (OTCBB: ALLN), a Microsoft Gold Certified technology consulting company, today reported results for the three months and twelve months ended December 31, 2005.

For the three-month and twelve-month periods ended December 31, 2005, revenue was $3.7 million and $14.3 million, respectively, compared to $4.2 million and $12.6 million for the three-month and twelve-month periods ended December 31, 2004, respectively. The Company recorded a net loss attributable to common shareholders in the amount of $979,000 ($0.13 per share) for the three-month period ended December 31, 2005 and a net loss attributable to common shareholders of $1.9 million ($0.26 per share) for the twelve-month period ended the same date. The results for the quarter ended December 31, 2005 include an impairment charge to the carrying value of a customer list associated with the acquisition of an operating subsidiary in 1998 in the amount of $484,000 ($0.06 per share). The charge was attributable to a change in the mix of the operations centered in Pittsburgh resulting in a decrease in the proportion of revenue from customers included in the original customer list. The results for the full year 2005 reflect impairment charges in the amount of $630,000 ($0.09 per share), including the charge described above as well as a charge related to another customer list reported with the third quarter 2005 results. The 2005 results compare with net income attributable to common shareholders of $407,000 ($0.04 per share - diluted) and a net loss attributable to common shareholders of $456,000 ($0.07 per share) for the three-month and twelve-month periods ended December 31, 2004, respectively.

“The 2005 results reflect the combination of strong growth for our Pittsburgh and Northern California based offices offset by the anticipated weak year for revenue from interactive media operations,” stated Rich Talarico, Allin’s chief executive officer. “We have recently received commitments from existing customers for three interactive television implementations in 2006 compared to one full implementation completed in 2005. Included in the three commitments is an order for the replacement of an interactive television system which we installed on a Celebrity Cruises vessel in 1995. This marks the first time we have upgraded one of our previously installed systems. We have always believed that our potential target market includes upgrades of existing systems implemented by Allin or its competitors, and this order confirms our belief. We anticipate providing additional information on the three commitments in the near future.”

Mr. Talarico continued, “In July we completed the acquisition of a high-end, financial services-focused consulting and development firm in Boston. This acquisition, combined with continued strong performance in our Northern California and Pittsburgh regions, will diversify our revenue base. Continued growth in these operations would eventually make our quarterly results less dependent on major interactive implementations and consequently less variable. We are confident that the groundwork we laid during 2005 will lead to improved financial results this year.”

Revenue increased $1.7 million or 14% comparing the full year ended December 31, 2005 with the year ended December 31, 2004. Consulting Services revenue increased $2.9 million or 35% comparing the full year periods despite a decline of $500,000 in Consulting Services revenue associated with interactive media operations. The increase in Consulting Services revenue was driven by development work related to Microsoft Sharepoint and .Net strategies and to implementations and development related to Microsoft Dynamics software. Consulting Services revenue for the full year 2005 included $1.1 million in revenue contributed from the acquisition of the CodeLab Technology Group at the end of July 2005. Systems Integration revenue declined $1.8 million or 62% comparing the full year 2005 with the full year 2004 due to a lower number of interactive television implementations. Information System Product Sales increased 82% to $1.0 million for the full year 2005 compared to the full year 2004 due to an increase in work related to the Microsoft Dynamics suite of software.

Gross profit increased $1.3 million comparing the year ended December 31, 2005 with the year ended December 31, 2004. Total selling, general and administrative expenses increased $2.6 million or 42% comparing the full year 2005 with the full year 2004. The overall increase in total selling, general and administrative expenses included increases, which did not negatively affect the Company’s cash flow, of $158,000 in depreciation and amortization and $445,000 in impairment charges. The impairment charges resulted from the recording of a reduction in the carrying value of customer lists associated with an acquisition completed in 1998 ($484,000) and another completed in 2004 ($146,000). Other increases in selling, general and administration expenses were mainly attributable to increased compensation due to additional head count, both organic and through acquisition, and slightly lower overall utilization of the technical staff, primarily due to lower activity in the interactive media area. The lower utilization rates increase selling, general and administrative expense as less of the technical staff’s compensation is charged to cost of sales.

An increase in the accretion and dividends on preferred stock also increased the net loss attributable to common shareholders, comparing the year ended December 31, 2005 with the year ended December 31, 2004. The increase in the accretion and dividends on preferred stock was due to two factors: the issuance of $2.5 million in series H preferred stock to support the acquisition of the CodeLab Technology Group in July 2005, and the recording of additional accruals for compounding of unpaid dividends on the Company’s series C preferred stock. All dividends on the Company’s preferred stock are presently paid on a current basis with the exception of the dividends on the Company’s series C preferred stock.

About Allin Corporation

Allin Corporation is a leading provider of solutions-oriented application development and technology infrastructure consulting and systems integration services. Allin specializes in Microsoft-based technologies and interactive media with operations centered on four practice areas: Technology Infrastructure, Collaborative Solutions, Business Process and Interactive Media. Allin leverages its experience in these areas to work with clients through a disciplined project delivery framework to ensure that solutions are delivered on time and on budget. Allin delivers these services through the trade names Allin Consulting, Allin Interactive and the CodeLab Technology Group. The Company maintains offices in Pittsburgh, Pennsylvania; Ft. Lauderdale, Florida; Wakefield, Massachusetts; and San Jose and Walnut Creek, California. For additional information about Allin, visit the Company’s Internet sites on the World Wide Web at http://www.allin.com and http://www.codelabtech.com/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to the safe harbors created thereby. These forward-looking statements are based on current expectations and projections about future events and financial trends. The words or phrases “anticipate,” “continued strong performance,” “will,” “continued growth,” “will lead to” and similar words or expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. The forward-looking statements are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including, among other things, a concentration in the Company’s revenue from certain services and clients, a limited backlog, the Company’s ability to expand its markets, limited financial resources, dependence on key personnel, the integration of acquired businesses and competitive market conditions. These are representative of factors which could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general domestic and international economic conditions and future incidents of terrorism or other events that may negatively impact the markets where the Company competes. The Company undertakes no obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

CONTACT:	Dean C. Praskach	Phone:	(412) 928-2022
	Chief Financial Officer	Telefax:	(412) 928-0225
	Allin Corporation	E-mail:	Dean.Praskach@allin.com

ALLIN CORPORATION & SUBSIDIARIES

SELECTED FINANCIAL DATA

(Dollars in thousands, except for per share data)

The selected financial data for each of the periods ended December 31, 2005 and 2004, presented below, have been derived from the consolidated financial statements of the Company for 2005 and 2004.

	Three Months Ended		Twelve Months Ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
	Unaudited	Unaudited	Audited	Audited
Revenue
Consulting services	$3,197	$2,386	$11,160	$8,290
Integration services	111	1,310	1,089	2,846
Information System Product Sales	169	233	1,048	576
Other Services	251	273	1,006	854

Total revenue	3,728	4,202	14,303	12,566

Cost of sales	1,683	1,970	6,427	6,028

Gross profit	2,045	2,232	7,876	6,538
Selling, general & administrative	2,162	1,372	7,851	5,832
Loss on impairment or disposal of assets	484	192	631	186
Depreciation & amortization	114	59	359	201

Total selling, general & administrative	2,760	1,623	8,841	6,219

(Loss) income from operations	(715)	609	(965)	319
Interest (income) expense, net	(8)	8	(6)	36
Provision for (benefit from) income taxes	0	5	(5)	(1)

Net (loss) income	(707)	596	(954)	284
Accretion and dividends on preferred stock	272	189	900	740

Net (loss) income attributable to common shareholders	$(979)	$407	$(1,854)	$(456)

(Loss) earnings per common share – basic	$(0.13)	$0.06	$(0.26)	$(0.07)

(Loss) earnings per common share – diluted	$(0.13)	$0.04	$(0.26)	$(0.07)

Weighted average shares outstanding – basic	7,467,339	6,967,339	7,185,147	6,967,339

Weighted average shares outstanding - diluted	7,467,339	11,264,167	7,185,147	6,967,339

	December 31, 2005	December 31, 2004
	Audited	Audited
Balance Sheet
Current Assets:
Cash and Cash Equivalents	$1,531	$3,091
Other Current Assets	3,805	3,372

Total Current Assets	5,336	6,463
Other Assets	5,027	2,288

Total Assets	$10,363	$8,751

Current Liabilities
Bank Line of Credit	-0-	-0-
Other Current Liabilities	6,084	2,962
Other Liabilities	57	2,397
Shareholder’s Equity	4,222	3,392

Total Liabilities and Shareholder’s Equity	$10,363	$8,751